Exhibit 4.1

Alaia Capital, LLC

10 Corbin Drive

Darien, Connecticut 06820

June 12, 2019

Alaia Market Linked Trust, Series 7-4

Defined Preservation 95 Fund

c/o The Bank of New York Mellon, as Trustee

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Defined Preservation 95 Fund (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement (File No. 333-231861) for the above captioned Trust. We hereby consent to the use in the Registration Statement of the references to Alaia Capital, LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Alaia Capital, LLC

By:	/s/Oscar Loynaz
Name: Oscar Loynaz
Title: Managing Director